                                                                  EXHIBIT 2.2


                          TENDER AND VOTING AGREEMENT

     TENDER AND VOTING AGREEMENT, dated as of June 6, 1999, among Yellow Corporation, a Delaware corporation ("Parent"), JPF Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Harry J. Muhlschlegel, Karen B. Muhlschlegel, the Harry J. Muhlschlegel Grantor Retained Annuity Trust dated 3/27/99, the Karen B. Muhlschlegel Grantor Retained Annuity Trust dated 3/7/99, the Vicki L. Whithall 1996 Trust, the Jeffrey Muhlschlegel 1996 Trust and the Jennifer B. Muhlschlegel 1996 Trust (each, a "Stockholder" and, together, the "Stockholders").

                                   WITNESSETH

     WHEREAS, each Stockholder is the owner of that number of shares of Class A Common Stock, no par value ("Class A Common Shares"), of Jevic Transportation, Inc. (the "Company") set forth opposite the name of such Stockholder on Annex A attached hereto (such Stockholder's "Subject Shares");

     WHEREAS, Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides, among other things, that upon the terms and subject to the conditions therein, the Purchaser will (i) make a cash tender offer (the "Offer") for all of the outstanding Class A Common Shares and all of the outstanding shares of Common Stock, no par value ("Common Shares" and, together with the Class A Common Shares, the "Shares"), of the Company and (ii) after expiration of the Offer, merge with and into the Company (the "Merger");

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and the Purchaser have required that the Stockholders and the Company agree, and the Stockholders and the Company have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

          1. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent and the Purchaser as follows:

             (a) Such Stockholder is the sole record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such Stockholder's Subject Shares and, there exist no liens, claims, security interests, options, proxies, voting agreements, charges, obligations, understandings, arrangements or other encumbrances of any nature whatsoever, except for restrictions applicable thereto under federal and state securities laws ("Liens"), affecting such Subject Shares.

             (b) Such Stockholder's Subject Shares and the certificates representing such Subject Shares are now and at all times until the Termination Date (as defined herein) will be held by such Stockholder free and clear of all Liens, except for the Liens arising hereunder.

             (c) This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

             (d) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any of such Stockholder's Subject Shares under, (i) any contract, commitment, agreement, partnership agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound, (ii) any judgment, writ, decree, order or ruling applicable to such Stockholder or (iii) any law applicable to such Stockholder.

             (e) To such Stockholder's knowledge, neither the execution and delivery of this Agreement nor the performance of Stockholder's obligations hereunder will require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), state antitrust laws or the federal securities laws.

             (f) Except for such Stockholder's Subject Shares, such Stockholder does not, directly or indirectly, own beneficially or of record any Shares or any option, warrant or other right to acquire Shares nor is such Stockholder subject to any contract, commitment, arrangement, understanding or relationship that allows or obligates it to vote or acquire any security of the Company.

          2. Representation and Warranties of Parent and the Purchaser. Parent and the Purchaser jointly and severally represent and warrant to each Stockholder as follows:

             (a) Each of Parent and the Purchaser is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation of each of Parent and the Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

             (b) The execution and delivery of this Agreement by each of Parent and the Purchaser does not, and the performance by each of Parent and the Purchaser of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its charter or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or the Purchaser is a party or by which Parent or the Purchaser is bound or any judgment, writ, decree, order or ruling applicable to Parent or the Purchaser.

             (c) Neither the execution and delivery of this Agreement nor the performance by each of Parent and the Purchaser of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to Parent or the Purchaser or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority other than any required notices or filings pursuant to the HSR Act, state antitrust laws or the federal securities laws.

          3. Tender of Shares.

             (a) Parent and the Purchaser jointly and severally agree:

                (i) subject to the conditions of the Offer set forth in Annex A to the Merger Agreement and the other terms and conditions of the Merger Agreement, that the Purchaser will purchase all Shares tendered pursuant to the Offer as promptly as practicable following commencement of the Offer and that the Purchaser will consummate the Merger in accordance with the terms of the Merger Agreement;

                (ii) not to decrease the price per share to be paid to the Company's shareholders in the Offer below $14.00 per share; and

                (iii) the provisions of Sections 3(a)(i) and 3(a)(ii) shall survive the termination of this Agreement.

     (b) Each Stockholder will (i) tender such Stockholder's Subject Shares (other than such Stockholder's Excluded Shares (as defined below), if applicable) into the Offer promptly, and in any event no later than the fifth business day following the commencement of the Offer, or, if such Stockholder has not received the Offer Documents (as defined in the Merger Agreement) by such time, within two business days following receipt of such documents, and (ii) not withdraw any Subject Shares so tendered. Each of Harry J. Muhlschlegel and Karen B. Muhlschlegel shall be permitted to not tender into the Offer 18,875 of their Subject Shares (for a total of 37,750 Subject Shares, collectively herein referred to asthe "Excluded Shares"); provided that,so long as the Purchaser notifies Mr.and Mrs. Muhlschlegel at least eight hours prior to the purchase by the Purchaser pursuant to the offer, Mr. and Mrs. Muhlschlegel shall be obligated to contribute their Excluded Shares to the capital of the Company prior to the purchase of the Shares by the Purchaser pursuant to the Offer. Upon the purchase of all such Stockholder's Subject Shares pursuant to the Offer in accordance with this Section 3, this Agreement will terminate. Each Stockholder will receive the same price per Share received by other stockholders of the Company in the Offer with respect to Subject Shares tendered by it in the Offer. In the event that, notwithstanding the provisions of the first sentence of this Section 3(b), any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares will remain subject to the terms of this Agreement. Each Stockholder acknowledges that the Purchaser's obligation to accept for payment and pay for the Subject Shares in the Offer is subject to all the terms and conditions of the Offer. On the date the Subject Shares are accepted for payment and purchased by the Purchaser pursuant to the Offer, the Purchaser shall make payment by wire transfer or other method (as agreed by the Purchaser and such Stockholder) of the purchase price for such Subject Shares to an account designated by such Stockholder.

             (c) Each Stockholder hereby agrees to permit Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the shareholders of the Company is required under applicable law, the Statement (as defined in the Merger Agreement), its identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement.

             (d) The obligations of the parties under this Section 3 shall terminate on the Termination Date.

          4. Termination Date. As used in this Agreement, "Termination Date" means the date the Merger Agreement is terminated in accordance with its terms.

          5. Transfer of Subject Shares. Until the Termination Date, each Stockholder will not, except as required pursuant to the terms of this Agreement, (i) sell, offer to sell, pledge or otherwise dispose of any of such Stockholder's Subject Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Subject Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Subject Shares; (iv) deposit such Subject Shares into a voting trust or enter into a voting agreement or assignment with respect to the Subject Shares; or (v) take any other action with respect to such Subject Shares that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder.

          6. No Solicitation.

          (a) Each Stockholder represents and warrants to, and covenants and agrees with, Parent and the Purchaser that such Stockholder does not have any agreement, arrangement or understanding with any potential acquiror of the Company that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of this Agreement.

          (b) Each Stockholder shall, and shall cause its agents and representatives to, immediately cease any existing discussions or negotiations with any Third Party (as defined in the Merger Agreement) heretofore conducted with respect to any Acquisition Transaction (as defined in the Merger Agreement). Until the Termination Date, each Stockholder shall not, and shall cause its agents and representatives not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any Acquisition Transaction or (y) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction. If the Board of Directors of the Company determines that a Third Party proposal for an Acquisition Transaction constitutes a Superior Proposal (as defined in the Merger Agreement) in accordance with the provisions of Section 6.06 of the Merger Agreement, then, notwithstanding the provisions of this Section 6(b), the Stockholders shall be permitted to negotiate, discuss or otherwise communicate with such Third Party with respect to a tender and voting agreement with terms no less favorable in the aggregate to each Stockholder than those contained in this Agreement; provided that no Stockholder shall enter into any such tender and voting agreement (i) prior to the Termination Date or (ii) with any Third Party with whom negotiations for an Acquisition Transaction had taken place prior to the Termination Date if such tender and voting agreement contains provisions less favorable in the aggregate to such Stockholder than those contained in this Agreement. In addition, the provisions of this Section 6(b) shall not be deemed to prohibit any Stockholder who is an officer or director of the Company from taking actions permitted to be taken by an officer or director, as the case may be, in such Stockholder's capacity as an officer and/or director, as the case may be, of the Company.

          (c) Until the Termination Date, each Stockholder shall promptly (but in any event within one day of such Stockholder becoming aware of same) (i) advise Parent of the receipt by such Stockholder or any of its agents or representatives of any inquiries or proposals relating to an Acquisition Transaction, (ii) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof and (iii) inform Parent of the status and content of and developments with respect to any discussions regarding any Acquisition Transaction with a Third Party.

          7. Voting of Subject Shares.

          (a) Voting of Subject Shares. Until the Termination Date, each Stockholder shall, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, vote (or cause to be voted) all Shares beneficially owned by such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any other Acquisition Transaction and against any action or agreement that would impede, frustrate, prevent or nullify the Merger Agreement or this Agreement or the transactions contemplated hereby and thereby, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Merger in the Merger Agreement not being fulfilled; and (iii) if requested by Parent, in favor of a stockholder resolution proposed by Parent in accordance with the New Jersey Act, the purpose of which is to cause the Offer and the Merger to be consummated and which does not relate to election of directors.

          (b) Best Efforts. Subject to the terms and conditions of this Agreement, until the Termination Date, each Stockholder agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Until the Termination Date, each Stockholder shall properly consult with Parent and the Purchaser and provide any necessary information and material with respect to all filings with any

     Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

          8. Miscellaneous.

          (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which record or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including, without limitation, any Stockholder's administrators or successors. Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

          (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that Parent or the Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

          (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

        If to a Stockholder:
        At the address of such Stockholder set forth on Annex A, with copies as set forth on such Annex A.

        If to Parent
        or the Purchaser:
        Yellow Corporation
        10990 Roe Avenue
        Overland Park, KS 66207

          Attention:  William F. Martin, General Counsel
          Telephone No.: (913) 696-6106
          Telecopy No.: (913) 696-6116

          Copy to:  Cahill Gordon & Reindel
                    80 Pine Street
                    New York, New York 10005
                    Attention: W. Leslie Duffy
                    Telephone No.: (212) 701-3000
                    Telecopy No.: (212) 269-5420

     or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause each of the other parties to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

          (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

          (l) Waiver of Jury Trial. Each party hereto hereby waives any right to a trial by jury in connection with any action, suit or proceeding brought in connection with this Agreement.

          (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, the Purchaser, the Stockholders and the Company have caused this Agreement to be duly executed as of the day and year first above written.

                                          YELLOW CORPORATION

                                          By:  /s/ A. Maurice Myers
                                            ------------------------------------
                                            Name:  A. Maurice Myers
                                            Title: President and CEO

                                          JPF ACQUISITION CORP.

                                          By:  /s/ William F. Martin, Jr.
                                            ------------------------------------
                                            Name:  William F. Martin, Jr.
                                            Title: Vice President

                                                  Harry J. Muhlschlegel
                                          --------------------------------------
                                                  Harry J. Muhlschlegel

                                              /s/ Karen B. Muhlschlegel
                                          --------------------------------------
                                                  Karen B. Muhlschlegel

                                          HARRY J. MUHLSCHLEGEL GRANTOR RETAINED
                                          ANNUITY TRUST DATED 3/27/99

                                          By:  /s/ Harry J. Muhlschlegel
                                            ------------------------------------
                                            Name:  Harry J. Muhlschlegel
                                            Title: Trustee

                                          KAREN B. MUHLSCHLEGEL GRANTOR RETAINED
                                          ANNUITY TRUST DATED 3/27/99

                                          By:  /s/ Karen B. Muhlschlegel
                                            ------------------------------------
                                            Name:  Karen B. Muhlschlegel
                                            Title: Trustee

                                          VICKI L. WHITTALL 1996 TRUST

                                          By:  /s/ Bruce D. Burdick
                                            ------------------------------------
                                            Name:  Bruce D. Burdick
                                            Title: Trustee

                                          By:  /s/ George K. Reynolds
                                            ------------------------------------
                                            Name:  George K. Reynolds
                                            Title: Trustee

                                          JEFFREY MUHLSCHLEGEL 1996 TRUST

                                          By:  /s/ Bruce D. Burdick
                                            ------------------------------------
                                            Name:  Bruce D. Burdick
                                            Title: Trustee

                                          By:  /s/ George K. Reynolds
                                            ------------------------------------
                                            Name:  George K. Reynolds
                                            Title: Trustee

                                          JENNIFER B. MUHLSCHLEGEL 1996 TRUST

                                          By:  /s/ Bruce D. Burdick
                                            ------------------------------------
                                            Name:  Bruce D. Burdick
                                            Title: Trustee

                                          By:  /s/ George K. Reynolds
                                            ------------------------------------
                                            Name:  George K. Reynolds
                                            Title: Trustee

                                    ANNEX A

                                                         NUMBER OF
                                                          CLASS A
STOCKHOLDER                        ADDRESS*            COMMON SHARES
-----------                        --------            -------------
Harry J. Muhlschlegel     Jevic Transportation, Inc.       894,717
                          600 Creek Road
                          Delanco, NJ 08075
Karen B. Muhlschlegel     Jevic Transportation, Inc.       894,852
                          600 Creek Road
                          Delanco, NJ 08075
Harry J. Muhlschlegel     Harry J. Muhlschlegel          1,600,000
Grantor Retained          Jevic Transportation, Inc.
Annuity Trust             600 Creek Road
Dated 3/27/99             Delanco, NJ 08075
Karen B. Muhlschlegel     Karen B. Muhlschlegel          1,600,000
Guarantor Retained        Jevic Transportation, Inc.
Annuity Trust             600 Creek Road
Dated 3/27/99             Delanco, NJ 08075
Vicki L. Whittall         c/o George K. Reynolds,          249,992
1996 Trust                III,
                          Esquire, Co-Trustee
                          George, Feinblatt, Rothman,
                          Hoffberger & Hollander, LLC
                          The Garrett Building
                          233 E. Redwood Street
                          Baltimore, MD 21202
Jeffrey Muhlschlegel      George K. Reynolds, Inc.,        249,991
1996 Trust                Esquire, Co-Trustee
                          George, Feinblatt, Rothman,
                          Hoffberger & Hollander, LLC
                          The Garrett Building
                          233 E. Redwood Street
                          Baltimore, MD 21202
Jennifer B. Muhlschlegel  George K. Reynolds, III,         249,992
1996 Trust                Esquire, Co-Trustee
                          George, Feinblatt, Rothman,
                          Hoffberger & Hollander, LLC
                          The Garrett Building
                          233 E. Redwood Street
                          Baltimore, MD 21202

---------------

* All notices shall be sent with a copy to:

  Pepper Hamilton LLP
  300 Two Logan Square
  Philadelphia, PA 19103
  Attention: Barry M. Abelson
  Fax: 215-981-4750

                                       A-1